SHAREHOLDER SERVICES AND DISTRIBUTION PLAN


   This  Shareholder  Services and  Distribution  Plan  (the
"Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Smith Barney Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), in respect of the Smith Barney S&P 500 Advantage Fund (the "Fund"), subject to the following terms and conditions:

  Section 1.  Annual Fee.

      (a) Class A Service Fee. The Trust will pay to the distributor of the Fund's shares of beneficial interest, Smith Barney, Inc., a corporation organized under the laws of the State of Delaware or PFS Distributors (collectively the "Distributors"), a service fee under the Plan at an annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class A shares sold by the respective Distributor (the "Class A Service Fee").

      (b) Service Fee for Class B shares. The Trust will pay to the Fund's Distributors a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class B shares sold by the respective Distributor (the "Class B Service Fee").

      (c) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Trust will pay the Distributors a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class B shares sold by the respective Distributor (the "Class B Distribution Fee").

      (d) Service Fee for Class C shares. The Trust will pay to the Fund's Distributors a service fee under the plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class C shares sold by the respective Distributor (the "Class C Service Fee").

      (e) Distribution Fee for Class C shares. In addition to the Class C Service Fee, the Trust will pay the Fund's Distributors a distribution fee under the plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class C shares sold by the respective Distributor (the "Class C Distribution Fee").

      (f) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Trust with respect to the foregoing classes of the Fund's shares (each a "Class" and together, the "Classes") at the annual rates indicated above.

  Section 2.  Expenses Covered by the Plan.

   With respect to expenses incurred by each Class, its respective Service Fees and/or Distribution Fees may be used by the Distributor for: (a) costs of printing and distributing the Fund's prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (c) an allocation of overhead and other branch office distribution-related expenses of a Distributor; (d) payments made to, and expenses of, Smith Barney financial consultants and other persons who provide support services to Fund shareholders in connection with the distribution of the Fund's shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquires regarding the Fund and its operation, processing shareholder transactions, forwarding and collecting proxy material, changing dividend payment elections and providing any other shareholder services not otherwise provided by the Fund's transfer agent; and (e) accruals for interest on the amount of the foregoing expenses that exceed a Distribution Fee and, in the case of Class B and Class C shares, the contingent deferred sales charge received by the Distributor; provided, however, that the Distribution Fees may be used by the Distributor only to cover expenses primarily intended to result in the sale of those shares, including, without limitation, payments to the Distributor's financial consultants at the time of the sale of the shares. In addition, Service Fees are intended to be used by a Distributor primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

  Section 3.  Approval by Shareholders

  The Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a Class, so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class; or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

  Section 4.  Approval by Trustees

   Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the Board of Trustees and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

  Section 5.  Continuance of the Plan.

   The  Plan  will continue in effect with respect  to  each
Class   until   [            ],  1996  and  thereafter   for
successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

  Section 6.  Termination.

   The Plan may be terminated at any time with respect to a Class (i) by the Trust without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a majority vote of the Qualified Trustees. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

  Section 7.  Amendments.

   The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 3 above.

  Section 8.  Selection of Certain Directors.

   While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

  Section 9.  Written Reports

   In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

  Section 10.  Preservation of Materials.

   The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

  Section 11.  Meanings of Certain Terms.

   As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act, by the Securities and Exchange Commission.



    IN WITNESS WHEREOF, the Fund has executed the Plan as of
[           ], 1995.


                           SMITH BARNEY INVESTMENT TRUST,
                           On behalf of Smith Barney S&P 500
Advantage Fund



By:____________________________________
                                Heath B. McLendon
                                Chairman of the Board